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                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [ ]
          Filed by a Party other than the Registrant [X]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [ ]  Definitive Proxy Statement
          [X]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12


                         AMERICAN INDUSTRIAL PROPERTIES REIT
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

                                  PURE WORLD, INC
          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

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          [X]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
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               1)   Amount Previously Paid:

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               4)   Date Filed:

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                      MAJOR SHAREHOLDERS SUPPORT PURE WORLD

     Other major shareholders of the Trust, Black Bear Realty, Ltd. and Jonathan Tratt, announced yesterday that they will vote 1,158,306 Trust Shares (which together with Pure World's shares adds up to approximately 23%) in favor of Pure World's proposal to amend the bylaws and in favor of Pure World's nominees. Each of these shareholders is a real estate expert and each of them apparently believes that the Trust needs a new direction. We believe that after evaluating the record of Trust Managers Bricker and Wolcott and our program for the future of the Trust, these Shareholders determined to support Pure World.

                 JOIN THEM AND SUPPORT PURE WORLD'S PROGRAM TO
                             MAXIMIZE SHARE VALUES!

             PERSONAL ATTACKS ARE NO SUBSTITUTE FOR HONEST DIALOGUE

     Yet again the Trust Managers have launched a scathing personal attack against Pure World and its chairman for exercising their democratic rights. We don't think its justified, but we can understand why the Trust Managers prefer to lie about us rather than to tell the truth about themselves.

     Mr. Bricker, you have been a Trust Manager with the Trust since 1985 and Mr. Wolcott, you have been an officer of the Trust every year since 1986 (except
1992). Your record of leadership speaks for itself; we think it has been pitiful. Shareholders equity and share prices are down, down, down. Your salary, bonus and perquisites are up, up, up. You erroneously claim that Pure World has no real estate experience. How has your so-called real estate experience benefited the Trust and its shareholders?

                          WHAT'S THE DEAL MR. WOLCOTT?

     Now two shareholders have filed with the Securities and Exchange Commission disclosing that they have spoken to Mr. Wolcott about potential deals with the Trust, including his compensation package. Why hasn't Mr. Wolcott disclosed the terms of these deals to you so that you can evaluate them and compare what they offer against this management's history? We have not discussed any transactions with these shareholders but if the point of their proposals is that the Trust as presently constituted is too small and too leveraged to succeed, we agree. If elected, the first order of business will be to immediately cut costs. REMEMBER OUR PLEDGE NOT TO TAKE FEES OR ANY OTHER TYPE OF COMPENSATION!

     The next order of business will be to evaluate proposals to maximize Shareholder values. Why should you trust us to develop these proposals rather than Mr. Wolcott? It's very simple. We have already pledged not to take any compensation. So unlike Mr. Wolcott, we won't be asking for nor will we accept any compensation package. If our nominees are elected, we also pledge that Pure World will not compete with proposals from third parties. Instead we will retain an investment banker and will remain independent in the process of evaluating every proposal for one factor only: MAXIMIZING SHAREHOLDER VALUES.

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                             BEWARE! DANGER AHEAD!

     Mr. Wolcott has asked why we invested in the Trust since even he must admit that the Trust's performance has been poor relative to its competitors and the market in general. Frankly, we made a mistake. We believed him when he said he had a plan to grow the Trust.

     Fellow shareholders, we believe that this is the last chance we will have to rectify that error and change the course of this Trust. The Trust is in a fight for its life with its principal creditor, Manufacturers Life Insurance Company. Yet Mr. Wolcott in our view has not adequately discussed this litigation with you. If the Trust loses, Mr. Wolcott has said that bankruptcy may be the only choice and if that happens we believe that all shareholders will be damaged. Mr. Wolcott will keep getting his salary in bankruptcy but we believe shareholders won't see a dividend for a long time, if ever. YOUR INVESTMENT AND OUR INVESTMENT IS IN DANGER!

                  JOIN US AND THE OTHER SHAREHOLDERS WHO HAVE
                       ALREADY VOTED TO AMEND THE BYLAWS

                          ELECT PURE WORLD'S NOMINEES

                      THE TRUST YOU SAVE, MAY BE YOUR OWN!

Don't be fooled. Mr. Wolcott has told you that the Trust's bylaws were amended to conform to the recent amendments to the Texas REIT Act ('Act'). That simply is not true. As he admits the Act pre-amendment required a 66 2/3% vote to elect new Trust Managers. The recently enacted amendments permit shareholders to change the required vote to a simple majority. WHATEVER ELSE YOU DECIDE TO DO PLEASE VOTE FOR THE BYLAW AMENDMENTS.

                               OTHER TEXAS REITS

     Mr. Wolcott offers other Texas REITS as a model for corporate governance. We would offer Mr. Wolcott these same Texas REITS as a model for performance! According to Standard & Poor's, Weingarten Realty Investors has a yield of 6.4%; Camden Property Trust has a yield of 8.2%; and Columbus Realty Trust has a yield of 8.2%. Mr. Wolcott: If the Trust had a yield that compared to your Texas competitors we would even let you use the white proxy card.

               IMPORTANT VOTING INSTRUCTIONS -- DECEMBER 1, 1995

     IF YOU HAVE ALREADY EXECUTED MANAGEMENT'S BLUE PROXY, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE MEETING. IF YOUR SHARES ARE HELD IN 'STREET NAME' ONLY YOUR BANK OR BROKER CAN VOTE YOUR SHARES, AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS.

     IF YOU HAVE ANY QUESTIONS OR NEED FURTHER ASSISTANCE IN VOTING, PLEASE CALL JOHN W. GALUCHIE, JR., OF PURE WORLD, INC. COLLECT AT (908) 234-9220, OR OUR PROXY SOLICITOR:

                           BEACON HILL PARTNERS, INC.
                                90 BROAD STREET
                            NEW YORK, NEW YORK 10004
                                 (800) 755-5001